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Exhibit 4.7

License Agreement

        Effective as of March 7, 2003 ("EFFECTIVE DATE"), GENETIC TECHNOLOGIES LIMITED, having an office at 60-66 Hanover Street, Fitzroy, Victoria 3065, Australia ("GTG") and PYROSEQUENCING AB, having an office at SE-752 28, Uppsala, Sweden ("LICENSEE"), agree as follows:

ARTICLE I
 BACKGROUND

1.1
GTG represents that it owns certain proprietary and intellectual property rights pertaining to genomic mapping and intron sequence analysis in respect to which it is prepared to grant a nonexclusive license to LICENSEE.

1.2
LICENSEE is a leading supplier of solutions and platforms for accurate, consistent DNA analysis that wishes to acquire a license under and to obtain access to the GTG's proprietary and intellectual property rights in order to commercialize certain applications of sequencing by synthesis.

ARTICLE II
 GENERAL DEFINITIONS AND RELATIONSHIPS AMONG DEFINITIONS

2.1
"AGREEMENT" means this document, its attachments, all addenda, schedules, exhibits, appendices, and any amendments to the foregoing.

2.2
"CONFIDENTIAL INFORMATION" means any and all information which is disclosed by either party to the other verbally, electronically, visually, or in a written or other tangible form which is either identified or should be reasonably understood to be confidential or proprietary. CONFIDENTIAL INFORMATION includes, but is not limited to, the specific terms and/or conditions of this AGREEMENT, trade secrets, ideas, processes, formulas, programs, software, source of supply, technology, discoveries, developments, inventions, techniques, marketing plans, strategies, forecasts, unpublished financial statements, prices, costs, and customer lists.

2.3
"END USER" means any customer of the LICENSEE or LICENSEE's SUBSIDIARIES having purchased or provided other consideration for one or more LICENSED PRODUCTS directly from LICENSEE or LICENSEE's SUBSIDIARIES or indirectly from LICENSEE or LICENSEE's SUBSIDIARIES via a distributor, a collaborator, or JOINT VENTURE PARTNER of LICENSEE and/or LICENSEE's SUBSIDIARIES.

2.4
"EXCLUDED FIELD" means genetic analysis using or based upon, in whole or in part, the genotyping of more than one hundred thousand (100,000) putative single nucleotide polymorphisms, such polymorphisms found in three (3) or more chromosomes of the relevant organism.

2.5
"EXCLUSION TIME PERIOD" means the period from the EFFECTIVE DATE until August 31, 2006.

2.6
"FIELD OF USE" means, during the EXCLUSION TIME PERIOD, nucleic acid sequencing by synthesis technology, other than the EXCLUDED FIELD, and upon expiration of the EXCLUSION TIME PERIOD means nucleic acid sequencing by synthesis technology without limitation.

2.7
GTG and LICENSEE are hereunder commonly referred to as "parties" (in singular and plural usage, as required by the context).

2.8
"JOINT VENTURE PARTNER" means any person that has entered into a collaboration with LICENSEE or LICENSEE's SUBSIDIARIES to market sequencing by synthesis technology.

2.9
"LICENSED METHOD" means any method that is covered by or claimed in a LICENSED PATENT, or the use of which or promotion of which would constitute, but for the license granted herein, an infringement or inducement of infringement of one or more claims of a LICENSED PATENT.

2.10
"LICENSED PATENT(S)" means the United States Patents listed in Appendix "A" attached to this AGREEMENT and all reissues, reexaminations, divisionals, continuations, continuations-in-part, substitutions, and extensions of the foregoing, applications therefore, and patents which may issue upon such applications, and foreign counterparts of the foregoing, and any other intellectual property right held by GTG and any new invention made by GTG or GTG's SUBSIDIARIES, which are needed to commercialize sequencing by synthesis.

2.11
"LICENSED PRODUCT(S)" means (i) products of LICENSEE, which are manufactured by LICENSEE or on behalf of LICENSEE; (ii) products of LICENSEE's SUBSIDIARIES, which are manufactured by LICENSEE's SUBSIDIARIES or on behalf of LICENSEE's SUBSIDIARIES; and (iii) products of a JOINT VENTURE PARTNER, which are manufactured by the JOINT VENTURE PARTNER or on behalf of the JOINT VENTURE PARTNER in its joint venture collaboration with LICENSEE or LICENSEE's SUBSIDIARIES, that, but for the license granted herein would infringe or contribute to the infringement of one or more claims of a LICENSED PATENT.

2.12
"PYROSEQUENCING SYSTEM" means a new PSQ™ HS 96A System including: (i) an Intel® Pentium® 4 processor computer running Windows® 2000 or better, (ii) a flat screen monitor, (iii) a barcode handling system, (iv) a Vacuum Prep Tool, (v) LICENSEE's latest version of SNP software pre-installed, (vi) a SNP upgrade kit to allow the PSQ™ HS 96A System to accommodate at least five (5) extra users, and (vii) LICENSEE's customary warranties and service contract.

2.13
"REAGENTS" means LICENSEE's and LICENSEE's SUBSIDIARIES' reagent kits that enable sequencing by synthesis reactions to be conducted on a PYROSEQUENCING SYSTEM.

2.14
"ROYALTY BASE" means all sales by LICENSEE or LICENSEE's SUBSIDIARIES within the TERRITORY of reagents used for sequencing by synthesis.

2.15
"SUBSIDIARY" means any corporation, company or other legal entity, in which at least fifty percent (50%) of the shares entitled to vote for the election of directors or persons performing similar functions are, now or hereafter, owned or controlled, directly or indirectly by a party hereto, or jointly by the parties hereto; provided, however, that any corporation, company or other legal entity shall be a SUBSIDIARY only for as long as such ownership or control exists.

2.16
"TECHNICAL INFORMATION" means any technical facts, data, or advice, written or oral (in the form of reports, letters, drawings, specifications, training and operational manuals, bills of materials, photographs and the like) relating to methods, techniques, processes, and computer programs owned or, if owned by another, freely licensable by the LICENSEE, which LICENSEE has now or may develop or acquire during the TERM of this AGREEMENT, and that are available to commercial customers of LICENSEE or LICENSEE's SUBSIDIARIES.

2.17
"TERM" means the lives of the LICENSED PATENTS, except as otherwise provided in Article VII.

2.18
"TERRITORY" means worldwide.

ARTICLE III
 RELEASE

  GTG agrees that GTG releases, acquits and forever discharges LICENSEE and all purchasers and users of LICENSED PRODUCTS acquired from LICENSEE from all claims, demands, and rights of action which GTG may now have on account of any infringement of any LICENSED PATENT prior to the EFFECTIVE DATE, provided however, that if this AGREEMENT is terminated due to a material breach by LICENSEE in accordance with Article 7.2, such termination shall forthwith restore to GTG its full rights as they existed just prior to the EFFECTIVE DATE subject, however, to what is stated in the last paragraph of Article 0.

ARTICLE IV
 GRANT TO LICENSEE

4.1
Subject to the terms and conditions of this AGREEMENT, GTG hereby grants and agrees to grant to LICENSEE, during the TERM of this AGREEMENT:

(a)
a non-exclusive, non-assignable (except as permitted under Article 4.2), license under the LICENSED PATENTS (without the right to sublicense to anyone except to LICENSEE's SUBSIDIARIES and as permitted under Article 4.1(b)) to practice the LICENSED METHOD in the FIELD OF USE throughout the TERRITORY and to:

i)
make, have made, use LICENSED PRODUCTS in the FIELD OF USE throughout the TERRITORY; and

ii)
directly or indirectly (such as by the use of a distributor, a collaborator, or JOINT VENTURE PARTNER of LICENSEE and/or LICENSEE's SUBSIDIARIES) sell, offer for sale, and import LICENSED PRODUCTS in the FIELD OF USE throughout the TERRITORY; and

(b)
a non-exclusive, non-assignable (except as permitted under Article 4.2), license under the LICENSED PATENTS with the right to sublicense to its END USERS the right to use LICENSED PRODUCTS and the right to practice the LICENSED METHOD for the use of such LICENSED PRODUCTS in the FIELD OF USE throughout the TERRITORY.

4.2
The rights and licenses granted by GTG in this AGREEMENT are personal to LICENSEE and LICENSEE shall not assign or otherwise transfer any license or right granted hereunder or any interest therein without the written consent of GTG, except to a purchaser of all or substantially all of the business of LICENSEE to which this AGREEMENT relates, whether by merger, sale of stock, sale of assets or otherwise. Except as so provided, any assignment or transfer without such consent shall be void.

ARTICLE V
 REPORTS AND CONSIDERATION

5.1
As partial consideration for the release of Article III and the license granted by this AGREEMENT, LICENSEE agrees to pay to GTG a license issue fee of five hundred thousand United States Dollars ($500,000.00) in the following form:

(a)
Four hundred thousand United States Dollars ($400,000.00) in cash within fifteen (15) days of the EFFECTIVE DATE; and

(b)
One hundred thousand United States Dollars ($100,000.00) in cash on the first (1st) anniversary of the EFFECTIVE DATE.

  Any payment made by LICENSEE to GTG under this Article 0 shall be nonrefundable. However, should GTG, following a material breach of this AGREEMENT by LICENSEE, make any claim, demand or take any other action against LICENSEE on account of any infringement of any LICENSED PATENT, any amounts paid under this Article 0 shall be offset against any obligation of payment for LICENSEE for the benefit of GTG.

5.2
As additional consideration for the rights and licenses granted by this AGREEMENT:

(a)
LICENSEE agrees to pay to GTG a royalty of one and one half percent (1.5%) of total actual invoices raised (i.e., revenues) for the ROYALTY BASE. Such royalties shall begin to accrue on January 1, 2004 and continue for the TERM of this AGREEMENT.

(b)
At no further cost to GTG, LICENSEE agrees to transfer ownership of three (3) PYROSEQUENCING SYSTEMS to GTG within sixty (60) days of the EFFECTIVE DATE and to make its best efforts to deliver, install and test such PYROSEQUENCING SYSTEMS at the location specified by GTG in Appendix "B". Provided LICENSEE fully and faithfully discharges all obligations undertaken by it in Article 5.2(e), GTG shall not sell or otherwise transfer the PYROSEQUENCING SYSTEMS to any third party or move the PYROSEQUENCING SYSTEMS to a facility not controlled by GTG or GTG's SUBSIDIARIES for a period of two (2) years from the EFFECTIVE DATE. Subject to the provisions specified in this Article 5.2(b), the PYROSEQUENCING SYSTEMS shall be delivered on LICENSEE's standard terms of sale.

(c)
At no further cost to GTG, LICENSEE agrees to provide REAGENTS to GTG sufficient to perform five thousand (5,000) sequencing by synthesis reactions; and such REAGENTS shall be delivered within a reasonable time frame from the receipt of a written request from GTG, to the location specified by GTG in Appendix "B". Subject to the provisions specified in this Article 5.2(c), the REAGENTS to be provided in accordance with this Article 5.2(c) shall be provided on LICENSEE's standard terms of sale. Notwithstanding the foregoing, for each REAGENT needed to conduct one (1) sequencing by synthesis reaction requested under this Article 5.2(c), LICENSEE may, at its option, pay to GTG two United States Dollars ($2.00) in cash within thirty (30) days of such written request in lieu of providing the REAGENT.

(d)
At no further cost to GTG, upon receipt of written request from GTG, LICENSEE agrees to develop for GTG seven (7) technically feasible assays, to be mutually agreed upon by the parties. Subject to proprietary rights that might be held by the other party relating to such assays, each party reserves the right to commercially exploit such assays throughout the TERRITORY. Notwithstanding the foregoing, for each assay requested under this Article 5.2(d), LICENSEE may, at its option, pay to GTG twenty thousand United States Dollars ($20,000.00) in cash within thirty (30) days of such written request in lieu of developing such assay.

(e)
LICENSEE shall to a reasonable extent assist and cooperate with GTG in making available to GTG all technically completed and commercially exploitable know-how and other TECHNICAL INFORMATION that would be helpful to GTG in connection with GTG's use and/or operation of the assays provided for under Article 5.2(d). LICENSEE shall also provide to GTG at least LICENSEE's customary level of service, training, documentation and support for the PYROSEQUENCING SYSTEMS and REAGENTS that is provided to LICENSEE's commercial customers.

(f)
LICENSEE and GTG have concurrently executed a license agreement providing GTG with non-exclusive and non-assignable rights, which may not be sublicensed, under certain know-how and other intellectual property rights, owned by LICENSEE, to be used by GTG within New Zealand and Australia.

5.3
The royalties payable by LICENSEE to GTG under this AGREEMENT for each calendar quarter shall be paid within sixty (60) days following the end of that calendar quarter.

5.4
Concurrently with the making of royalty payments, LICENSEE shall provide a written report to GTG, stating the quantity, description, and total actual invoices raised for the ROYALTY BASE during the applicable calendar quarter.

5.5
All payments required under this AGREEMENT shall be sent by electronic wire transfer to:

      Key Bank
      #307070267
      1130 Haxton Drive
      Fort Collins, Colorado 80525
      Account: Genetic Technologies Limited
      Account Number: 76009 000 2576

5.6
LICENSEE agrees to pay interest of five percent (5%) per year or the maximum rate allowed by law, whichever is less, on royalties payable but not paid to GTG when due.

5.7
All fees payable hereunder by LICENSEE shall be made in United States Dollars (USD) and are payable to GTG's successors, heirs, or assigns, as appropriate. When calculating the fees payable hereunder, the exchange rate to be used shall be the average of the USD exchange rate for the final ten (10) business days of the applicable quarter, published in (i) the Financial Times; or (if not available) (ii) the New York Times; or (if not available) (iii) the Wall Street Journal.

5.8
LICENSEE agrees to maintain true and accurate records, files, and books of account containing all the data reasonably required for the full computation and verification of the royalties payable hereunder. Furthermore, LICENSEE agrees to allow such records, files, and books of account to be audited from time to time during normal business hours to the extent necessary to verify the written reports required by Article 5.4, such audit to be made at the expense of GTG by any auditor appointed by GTG who shall be acceptable to LICENSEE, or by an independent chartered accountant appointed by GTG for the purpose of establishing the correctness of the royalties paid or payable by LICENSEE under this AGREEMENT. The auditor or accountant shall be obliged to maintain as confidential any and all information discovered during such audit, but may disclose to GTG whether the royalties paid or payable hereunder are correct or not, and the deviation from the correct sum, if any. LICENSEE agrees to pay promptly any amount found due to GTG by such audit including interest according to Article 5.6 and GTG agrees to credit against future royalties due from LICENSEE any overpayment, which may be found or, if no future royalties will reasonably be due, repay an amount equal to such overpayment. The costs of any audit hereunder shall be borne by GTG unless the audit reveals the failure of LICENSEE to provide GTG with correct statement of sales performed. In the latter case, LICENSEE shall pay the costs of the audit if the statement of sales is in error in excess of five percent (5%) of the amounts due to GTG.

ARTICLE VI
 WAIVER

  No waiver by either party, express or implied, of any breach of any term, condition, or obligation of this AGREEMENT by the other party shall be construed as a waiver of any subsequent breach of that term, condition, or obligation, or of any other term, condition, or obligation of this AGREEMENT of the same or different nature.

ARTICLE VII
 TERM AND TERMINATION OF AGREEMENT

7.1
This AGREEMENT shall extend from the EFFECTIVE DATE hereof for the TERM, unless terminated earlier as provided below.

7.2
Either party shall have the right to terminate this AGREEMENT upon any material breach of any term or condition of this AGREEMENT by the other party, which has not been corrected within thirty (30) days after receipt of a notice in writing with reference to this Article 7.2 and such termination shall be without prejudice to any other rights or claims the aggrieved party may have against the other party. Termination shall not affect any obligation owed by either party to the other prior to the termination. Either party shall have the right to terminate this AGREEMENT in the event that the other party shall become involved in insolvency, dissolution, bankruptcy, or receivership proceedings affecting the operation of its business, or in the event that the other party discontinues business for any reason.

7.3
MATERIAL BREACH: Breach of any provision of Articles 5.1, 5.2 or 5.3 or part thereof shall, if such breach is financially not immaterial to GTG, be deemed a material breach. Under no circumstances shall failure by LICENSEE to develop any assay, in accordance with Article 00 be regarded as a material breach if a request by GTG in relation thereto is not reasonable.

7.4
SURVIVAL: Articles III (except when terminated by GTG in accordance with Article 0), VIII, X, 0, 0, and 0 shall survive the termination of this AGREEMENT.

ARTICLE VIII
 CONFIDENTIALITY, PUBLICITY AND PRESS RELEASES

8.1
DISCLOSURE AND USE: The parties agree that the terms and conditions set forth in this AGREEMENT are CONFIDENTIAL INFORMATION. The CONFIDENTIAL INFORMATION disclosed by the parties ("Disclosing Party") to another party ("Receiving Party") constitutes the confidential and proprietary information of the Disclosing Party and the Receiving Party agrees to treat all CONFIDENTIAL INFORMATION of the other in the same manner as it treats its own similar proprietary information, but in no case will the degree of care be less than reasonable care. The Receiving Party shall use CONFIDENTIAL INFORMATION of the Disclosing Party only in performing under this AGREEMENT and shall retain the CONFIDENTIAL INFORMATION in confidence and not disclose to any third party (except as authorized under this AGREEMENT) without the Disclosing Party's express written consent. The Receiving Party shall disclose the Disclosing Party's CONFIDENTIAL INFORMATION only to those employees and contractors of the Receiving Party who have a need to know such information for the purposes of this AGREEMENT, and such employees and contractors must have entered into agreements with the Receiving Party containing confidentiality provisions covering the CONFIDENTIAL INFORMATION, or similar confidential information, with terms and conditions at least as restrictive as those set forth herein.

8.2
PERMITTED USE AND DISCLOSURES: Each party hereto may use or disclose CONFIDENTIAL INFORMATION disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in prosecuting or defending litigation, complying with applicable law, stock exchange rules, governmental regulation or court order, submitting information to tax or other governmental authorities, or otherwise exercising its rights hereunder.

8.3
EXCEPTIONS: Notwithstanding the foregoing, each party's confidentiality obligations hereunder shall not apply to information which:

(a)
is already known to the Receiving Party prior to disclosure by the Disclosing Party;

  (b)
  becomes publicly available without fault of the Receiving Party;

  (c)
  is rightfully obtained by the Receiving Party from a third party without restriction as to disclosure, or is approved for release by written authorization of the Disclosing Party;

  (d)
  is developed independently by the Receiving Party without use of or access to the Disclosing Party's CONFIDENTIAL INFORMATION; or

  (e)
  is required to be disclosed by law or governmental regulation, provided that the Receiving Party provides reasonable notice to Disclosing Party of such required disclosure and reasonably cooperates with the Disclosing Party in limiting such disclosure.
8.4
PUBLICITY AND PRESS RELEASES: The parties have mutually agreed upon and shall jointly issue one or more appropriate media/press releases with regard to the existence of this AGREEMENT, substantially as set out in Appendix "C". Such media/press releases or any other release shall present the AGREEMENT as an important strategic alliance between the parties and shall contain sufficient detail regarding the terms of the AGREEMENT to reasonably comply with the Australian Stock Exchange (ASX) Rules and the Stockholm Stock Exchange (SX) Rules, which are currently in effect regarding continuous disclosure.

8.5
Neither party shall issue any other press releases relating to this AGREEMENT without prior written approval of the other party; provided however, that GTG shall be able to disclose to other licensees and/or prospective licensees the identity of LICENSEE and the existence of this AGREEMENT, but not its terms; and, thereto, LICENSEE shall be able to disclose to customers and prospective customers the identity of GTG and the existence of this AGREEMENT, but not its terms. Notwithstanding the aforesaid, the Parties are always entitled to give information to the Australian Stock Exchange (ASX) and the Stockholm Stock Exchange (SX) to comply with their respective Rules, which are currently in effect regarding continuous disclosure.

ARTICLE IX
 NOTICE

9.1
Any notice, request or statement hereunder shall be deemed to be sufficiently given or rendered when personally delivered, delivered by a major commercial rapid delivery courier service or mailed by certified or registered mail, return receipt requested, and if given or rendered to LICENSEE, addressed to:

      Mr. Erik Walldén, President and CEO
      Pyrosequencing AB
      SE-752 28 Uppsala, Sweden

  with a copy to:

      Mr. Anders Fritzell, Attorney-at-law
      Mannheimer Swartling Advokatbyrå
      P.O. Box 1711
      SE-111 87 Stockholm, Sweden

  or, if given or rendered to GTG, addressed to:

      Dr. Mervyn Jacobson
      Executive Chairman
      Genetic Technologies Limited
      60-66 Hanover Street
      Fitzroy, Victoria 3065, Australia

  with a copy to:

      Michael A. DeSanctis, Esq.
      Faegre & Benson LLP
      Seventeenth Street, Suite 2500
      Denver, CO 80202, USA

  or, in any case, to such changed address or person as GTG or LICENSEE shall have specified to the other by written notice.

ARTICLE X
 REPRESENTATIONS AND WARRANTIES

10.1
GTG represents and warrants that it has the full right, power, and authority to enter into and perform its obligations under this AGREEMENT and grant to LICENSEE the license and other rights as set forth herein, and there are no outstanding grants, licenses, encumbrances, liens, or agreements, entered into by GTG, either written or implied, inconsistent therewith or pursuant to which this AGREEMENT or the parties' performance hereunder would violate, breach, or cause a default.

10.2
GTG represents and warrants that the execution, delivery, and performance of this AGREEMENT have been duly authorized by all necessary corporate actions on the part of GTG.

10.3
LICENSEE represents and warrants that it has the full right, power, and authority to enter into and perform its obligations under this AGREEMENT, and there are no outstanding grants, licenses, encumbrances, liens, or agreements, entered into by LICENSEE, either written or implied, inconsistent therewith or pursuant to which this AGREEMENT or the parties' performance hereunder would violate, breach, or cause a default.

10.4
LICENSEE represents and warrants that the execution, delivery, and performance of this AGREEMENT have been duly authorized by all necessary corporate actions on the part of LICENSEE.

10.5
LICENSEE acknowledges that GTG offered LICENSEE the opportunity to pay a fixed annual fee in lieu of the mutually agreed upon royalties of Article 5.2(a). LICENSEE further acknowledges that for the mutual convenience of the parties, the parties have mutually agreed to base royalties on total sales of reagents by LICENSEE and LICENSEE's SUBSIDIARIES relating to sequencing by synthesis.

10.6
LICENSEE represents and warrants the forecasts attached as Appendix "D" are LICENSEE's best current operating forecast regarding total actual invoices for the ROYALTY BASE as of the EFFECTIVE DATE. For example, for 2004, reagent kit sales are forecast to be fifty-five million Swedish Krona ($55,000,000.00 SEK) representing approximately six million one hundred thousand United States Dollars ($6,100,000.00 USD). If such sales were actually achieved, then in accordance with Article 5.2(a) GTG would receive four (4) quarterly royalty payments from LICENSEE totaling ninety-one thousand five hundred United States Dollars ($91,500.00 USD). Similarly, for 2005, reagent kit sales are forecast to be seventy million Swedish Krona ($70,000,000.00 SEK) representing approximately seven million seven hundred and eighty thousand United States Dollars ($7,780,000.00 USD). If such sales were actually achieved, then in accordance with Article 5.2(a) GTG would receive four (4) quarterly royalty payments from LICENSEE totaling one hundred sixteen thousand seven hundred United States Dollars ($116,700.00 USD). Importantly, the preceding examples are merely to illustrate exemplary royalty calculations in accordance with Article 5.2(a). Such examples and forecasts shall not be construed as: (i) guarantees on the part of LICENSEE regarding reagent kit sales; or (ii) minimum performance goals on the part of LICENSEE regarding reagent kit sales.

10.7
DISCLAIMER OF WARRANTIES: Except as expressly set forth herein, EACH PARTY EXPRESSLY DISCLAIMS, TO THE EXTENT ALLOWED BY APPLICABLE LAW, ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE (EVEN IF INFORMED OF SUCH PURPOSE), NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIS, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.

10.8
LIMITATION OF LIABILITY: NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.

ARTICLE XI
 MISCELLANEOUS

11.1
Nothing contained in this AGREEMENT shall be construed as:

(a)
a warranty or representation by GTG as to the validity or scope of any LICENSED PATENT, except that to GTG's present, best knowledge (i) the LICENSED PATENTS are in full force and effect; (ii) there are no restrictions, litigation, proceedings, or claims of any nature pending by or against GTG involving the LICENSED PATENTS; and (iii) there is no reasonable ground GTG is aware of which would provide a reasonable basis to challenge the validity of a LICENSED PATENT; or

(b)
a warranty or representation that any manufacture, sale, lease, use or other disposition hereunder will be free from infringement of patents other than those under which and to the extent to which licenses are in force hereunder, except that GTG represents and warrants that there are no other intellectual property rights owned by GTG, including other patents or patent applications, which would prevent LICENSEE from full enjoyment of all rights granted hereunder; or

(c)
an agreement to bring or prosecute actions or suits against third parties for infringement or conferring any right to bring or prosecute actions or suits against third parties for infringement; or

(d)
conferring any right to use by either party, in advertising, publicity, or otherwise, any trademark, trade name or name, or any contraction, abbreviation or simulation thereof, of the other party; or

(e)
conferring by implication, estoppel or otherwise, upon LICENSEE, any license or other right under any intellectual property or patent, except that expressly granted hereunder.

11.2
Should LICENSEE receive a demand to cease or a desist letter to stop the use of the LICENSED PATENTS from a third party, for reason of alleged patent infringement or be served with a patent infringement action, LICENSEE shall promptly communicate the same to GTG, which shall have the option to answer or defend at its own cost said letter or action. If GTG decides that it will not answer or defend the letter or action, then LICENSEE shall have the right to (i) defend the patent infringement claim at its own cost and expense or (ii) cease to exploit the LICENSED PATENTS in the relevant country.

11.3
INDEMNIFICATION: LICENSEE agrees to hold GTG harmless from any claims by third parties arising from the manufacture, use, sale, importation, or other disposition of LICENSED PRODUCTS by LICENSEE, and LICENSEE shall be fully responsible for all aspects of developing expertise and proficiency with regard to manufacturing, use, and sale, of LICENSED PRODUCTS and in this respect it shall indemnify, hold harmless, and defend GTG, and GTG's subsidiaries, affiliates, officers, directors, representatives, employees, or agents against any and all claims, causes of action, demands, judgments, settlements, expenses, or losses including, but not limited to, reasonable attorneys' fees and court costs arising out of or in connection with: a) the design, development, manufacture, use, packaging, distribution, or shipment of LICENSED PRODUCTS; b) any breach of any representation, warranty, or covenant hereunder, or c) the failure of LICENSEE to perform any covenants or obligations contained in this AGREEMENT. Notwithstanding anything of the aforesaid, LICENSEE shall not be obliged to indemnify GTG with regard to any claims only arising from LICENSEE's use of the LICENSED PATENTS.

11.4
LICENSEE agrees that it will not: (1) attack the title or right of GTG in and to the LICENSED PATENTS, (2) attack the validity or enforceability of the LICENSED PATENTS, or (3) assist others in doing the foregoing, however, this Article 11.3 shall not be construed as a waiver of any right of LICENSEE under this AGREEMENT and, further, shall not in any way prevent LICENSEE from enforcing any of its rights under this AGREEMENT.

11.5
CONSTRUCTION: This AGREEMENT has been negotiated by the parties and their respective counsel. This AGREEMENT shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party. This AGREEMENT shall not be construed in favor or against either party by reason of the authorship of any provisions hereof. The existence or absence of any term or condition of this AGREEMENT shall not be used in the construction or interpretation of any other agreement between the parties. The existence or absence of any term or condition of any other agreement between the parties shall not be used in the construction or interpretation of this AGREEMENT.

11.6
BEST EFFORTS: LICENSEE understands and acknowledges that the royalties payable under Article 5.2(a) are an important factor in GTG's decision to enter into this AGREEMENT. Accordingly, LICENSEE agrees to use its commercially reasonable efforts to continue to provide END USERS with products included within the ROYALTY BASE directly or indirectly from LICENSEE and/or LICENSEE's SUBSIDIARIES.

11.7
MARKINGS: LICENSEE shall use markings as GTG may reasonably request from time to time, including, but not limited to, marking the LICENSED PRODUCTS and/or documentation related thereto with patent number(s).

11.8
NOTICES TO END USERS: To the extent the LICENSEE sublicenses an END USER the right to use the LICENSED PRODUCTS and the right to practice the LICENSED METHOD for the use of such LICENSED PRODUCTS, the LICENSEE must provide a conspicuous notice to the END USER substantially as follows on product documentation associated with LICENSED PRODUCTS:

NOTICE TO PURCHASER

        Certain usages of the product described herein, including genomic mapping and intron sequence analysis, may be covered by Genetic Technologies Limited's United States Patent Nos. 5,789,568; 5,192,659; 5,612,179 and 5,851,762 and foreign counterparts thereof.

        You are authorized to practice the methods covered by or claimed in the above-referenced patents, but such authorized use is strictly limited to practice of such methods for or with the use of the product or products described herein (or covered by this invoice). Any other use or commercialization of such products may require a license directly from Genetic Technologies Limited. Persons wishing information regarding Genetic Technologies Limited's licensing terms should write to:

Genetic Technologies Limited
Attention: Licensing Department
60-66 Hanover Street
Fitzroy, Victoria 3065
Australia

11.9
MODIFICATION: This AGREEMENT sets forth the entire agreement and understanding between the parties as to the subject matter of this AGREEMENT and merges all prior discussions between the parties, and no one of the parties shall be bound by any modification of this AGREEMENT, or by any conditions, definitions, warranties, or representations with respect to the subject matter of this AGREEMENT, other than as expressly provided for herein, or as duly set forth on or subsequent to the EFFECTIVE DATE in writing and signed by duly authorized representatives of the party to be bound thereby.

11.10
ATTORNEYS' FEES: Upon resolution of any claim or controversy arising under this AGREEMENT, the prevailing party shall be awarded its reasonable attorneys' fees and costs in addition to any other amount awarded.

11.11
INDEPENDENT BUSINESS: The parties acknowledge that their business operations are completely independent and nether party shall at any time hold itself out as an agent or representative of the other party. No partnership, joint venture, or other relationship shall be deemed to exist by virtue of this AGREEMENT.

11.12
INDEPENDENT TERMS: All the terms of this AGREEMENT shall be independent and unconditional so that the performance of any one term shall not be subject to any set off or counterclaim.

11.13
SEVERABILITY: If any provision of this AGREEMENT or part thereof shall to any extent be or become invalid or unenforceable, the AGREEMENT shall, if necessary and reasonable, be adjusted in order to secure the vital interests of the parties and the main objectives prevailing at the time of execution of this AGREEMENT.

11.14
HEADINGS: The headings contained within this AGREEMENT are for convenience and reference purposes only. They do not form a part hereof and shall not affect the meaning or interpretation of this AGREEMENT.

11.15
FURTHER ASSURANCES: The parties hereto shall execute such further documents and perform such further acts as may be necessary to comply with the terms of this AGREEMENT and consummate the transactions herein provided.

11.16
FORCE MAJEURE: Neither party shall be held responsible if the fulfillment of any terms or provisions of this AGREEMENT are delayed or prevented by wars, revolutions, fires, floods, acts of God, acts of terrorism whether actual or threatened, or other causes similar to those enumerated and not within the control of the party whose performance is interfered with, and which by the exercise of reasonable diligence, the party is unable to prevent.

11.17
COUNTERPARTS: This AGREEMENT may be executed in counterparts (including facsimile signatures), each of which will be deemed an original and all of which together constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have caused their authorized representatives to execute this AGREEMENT.

GTG:	LICENSEE:
Genetic Technologies Limited	Pyrosequencing AB
By	By
Printed Name/Date	Printed Name/Date
Title	Title

APPENDIX "A"
Licensed Patents

US Patent No.	Earliest Priority Date	Filing Date	Issue Date	Expiration Date
5,789,568	8/25/1989	7/16/1996	8/4/1998	8/25/2009
5,192,659	8/25/1989	7/11/1990	3/9/1993	3/9/2010
5,612,179	8/25/1989	9/23/1992	3/18/1997	3/9/2010
5,851,762	7/11/1990	8/22/1994	12/22/1998	12/22/2015

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Appendix "B"

For purposes of Article 5.2(b), the location for delivery, installation and testing of PYROSEQUENCING SYSTEMS shall be GTG's headquarters in Australia:

      Genetic Technologies Limited
      60-66 Hanover Street
      Fitzroy, Victoria 3065, Australia

For purposes of Article 5.2(c), the location for delivery of REAGENTS shall be GTG's headquarters in Australia:

      Genetic Technologies Limited
      60-66 Hanover Street
      Fitzroy, Victoria 3065, Australia

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APPENDIX "C"
Media/Press Release

APPENDIX "D"
Operating Forecast

QuickLinks

  Exhibit 4.7
License Agreement
NOTICE TO PURCHASER
APPENDIX "A" Licensed Patents
Appendix "B"
APPENDIX "C" Media/Press Release
APPENDIX "D" Operating Forecast